EXHIBIT 5.1

[Drinker Biddle & Reath LLP Letterhead]

March 31, 2017

Kulicke and Soffa Industries, Inc.
1005 Virginia Drive
Fort Washington, Pennsylvania 19034

Re:	Securities Being Registered under Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Kulicke and Soffa Industries, Inc., a Pennsylvania corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8, and the filing of the Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to 3,100,000 shares of common stock, no par value, of the Company (the “Common Stock”) to be issued upon exercise or vesting of performance share units, restricted stock, restricted share units, incentive stock options, nonqualified stock options, stock appreciation rights and non-employee director stock grants granted to employees and non-employee directors of the Company pursuant to the 2017 Equity Plan (the “Plan”), and such presently indeterminate number of shares of Common Stock that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Amended and Restated Articles of Incorporation, the Company’s Amended and Restated By-Laws, the Plan, resolutions of the Board of Directors relating to the Plan and such other documents and corporate records relating to the Company and the issuance of the Common Stock as we have deemed appropriate.
In all cases, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Company. As to all issues of fact material to this opinion, we have examined and relied on certificates and other comparable documents of public officials and of officers of the Company. Except as otherwise indicated, we have not undertaken any independent investigation of factual matters.
Based upon the foregoing, in our opinion the Common Stock has been duly authorized for issuance, and when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable by the Company.
We are members of the Bar of the Commonwealth of Pennsylvania, and we do not express any opinion herein concerning any laws other than the laws of the Commonwealth of Pennsylvania and the federal securities laws of the United States.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ DRINKER BIDDLE & REATH LLP